UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 24, 2025

SELECT WATER SOLUTIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38066	81-4561945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1820 North I-35
Gainesville, TX 76240
(Address of Principal Executive Offices)

(940) 668-1818
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value	WTTR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2025, the Board of Directors (the “Board”) of Select Water Solutions, Inc. (the “Company”) voted to increase the size of the Board to nine directors and appointed Timothy A. Roberts and Bruce E. Cope, CPA to the Board, effective as of January 24, 2025 for an initial term expiring at the 2025 Annual Meetings of Stockholders of the Company (the “2025 Annual Meeting”).

Mr. Roberts currently serves as the Chief Executive Officer and Partner of Iron Horse Midstream, LLC. Prior to assuming his current role, Mr. Roberts served as EVP & President of Cardinal Midstream III, Iron Horse’s predecessor company. Mr. Roberts joined the Cardinal family of companies in 2009, serving in financial, commercial and corporate development roles prior to elevating to President. From 2006 to 2009, Mr. Roberts was with American Capital, Ltd.’s energy group, serving as a Senior Associate and later Vice President of American Capital’s energy private equity and mezzanine investment team. Prior to that, Mr. Roberts worked as an analyst with Wachovia Energy Investment Banking group and as an audit associate with KPMG LLP. Mr. Roberts received a B.B.A. in accounting and philosophy from the University of Notre Dame and a M.P.A. from the McCombs School of Business at the University of Texas at Austin.

Mr. Cope is currently an adjunct professor at Midwestern State University teaching Fundamentals of Oil & Gas Accounting for graduate and undergraduate students. Mr. Cope also currently serves as the head of the board of trustees of a private family trust and consults with Recon Resources, LLC, which manages investments in oil and gas minerals. From 1993 through 2020, Mr. Cope served as Senior Vice President, Chief Accounting Officer and Controller with Hunt Consolidated, Inc, and affiliated companies including Hunt Oil Company, during which time he was responsible for internal controls, the maintenance of accounting policies and procedures, and financial reporting matters including annual audits, and tax compliance for the worldwide operations of the organization. Prior to that, Mr. Cope served as corporate accounting manager with Pacific Enterprises Oil Company USA, assistant controller with Frates Enterprises and as an auditor with KPMG LLP. Mr. Cope received a B.B.A. in accounting from Harding University and a M.B.A. from Oklahoma State University.  Mr. Cope is an active CPA holder (Arkansas).

Messrs. Roberts and Cope will receive the standard compensation paid by the Company to its non-employee directors, as described under “Director Compensation” in the Company’s Proxy Statement for its 2024 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on March 27, 2024. Additionally, the Company purchases and maintains directors’ and officers’ liability insurance for, and provides indemnification to, each member of the Board. In connection with their respective appointments, the Company and Messrs. Roberts and Cope will each enter into the Company’s standard indemnification agreement for directors.

The Board expects to appoint Messrs. Roberts and Cope to one or more of its committees, with such committee assignment(s) to be determined at a later date.

There is no arrangement or understanding between Mr. Robert or Mr. Cope and any other person pursuant to which either of them were selected as a director. There are no transactions between the Company and either of Mr. Roberts or Mr. Cope that would be required to be reported under Item 404(a) of Regulation S-K.

On January 24, 2025, Troy W. Thacker notified the Company that he has made the decision not to stand for re-election at the 2025 Annual Meetings to allow him to focus on his other business ventures. Mr. Thacker will continue to serve as a director on the Board of Directors of the Company and as a member of the Board’s Audit Committee up until the 2025 Annual Meeting. Mr. Thacker’s decision was not the result of any disagreement with the Company on any matter relating to the operations, policies, or practices of the Company.

A copy of the press release announcing the appointment of Messrs. Roberts and Cope to the Board is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated January 30, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2025

SELECT WATER SOLUTIONS, INC.

	By:	/s/ Christina Ibrahim
Christina Ibrahim
Senior Vice President, General Counsel,
Chief Compliance Officer and Corporate Secretary